Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2015 RESULTS

ALPHARETTA, GA, August 5, 2015 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported second quarter earnings results for the three-month period ended June 30, 2015.

Second Quarter Financial Highlights

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Second quarter Net Sales of $181.9 million decreased 10.7% versus the prior year quarter, but were essentially unchanged absent adverse currency translation impacts, as diversification activities offset tobacco-driven declines; excluding the late-2014 Filtration segment acquisitions, second quarter Net Sales would have decreased 14.7%, or 4.0% absent adverse currency translation impacts

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Second quarter Income from Continuing Operations was $24.5 million, versus $25.0 million in the prior year quarter; second quarter Adjusted Income from Continuing Operations (see non-GAAP reconciliations) was $29.7 million, up from $28.2 million in the prior year quarter

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Second quarter Income from Continuing Operations per Diluted Share was $0.80 versus $0.81 in the prior year quarter; second quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.97, up from $0.91 in the prior year quarter; Second quarter 2015 results included an approximate $0.11 negative translation impact from currency movements and a $0.09 one-time benefit from a non-operating item

Second Quarter Business Highlights

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Paper segment sales volumes decreased 5.0%, with LIP sales volumes down less than 1%, versus the prior year quarter; a weaker Euro and the impact of LIP price reductions drove a 14.1% segment Net Sales decline

•	Reconstituted Tobacco segment sales volumes decreased 4.8% versus the prior year quarter; total SWM Recon sales volumes increased 26.0%, including CTS, our Chinese RTL JV

•	Based on early customer indications, we expect an approximate 10% decline in Recon segment volumes in 2016 due to blend reformulations and significant availability of substitute low-price tobacco leaf

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Filtration segment Net Sales increased 26.5% versus the prior year quarter, and increased 1.0% excluding the $8.1 million in Net Sales from the two late-2014 acquisitions; the acquired businesses demonstrated strong sequential improvement in profitability versus the first quarter of 2015

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The Company has hired a new senior executive to oversee SWM's diversification-related businesses, including the Filtration segment, the Advanced Fibers and Materials business, and future potential non-tobacco acquisitions

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "Adjusted Diluted Earnings Per Share from Continuing Operations was $0.97 for the second quarter, and included an anticipated $0.09 benefit from non-operating income related to the sale of water rights at one of our facilities. Euro weakness versus last year remained a challenge during the second quarter, contributing to a negative currency translation impact on Adjusted EPS of approximately $0.11. Excluding the water rights benefit, second quarter Adjusted EPS showed the anticipated sequential improvement in our quarterly earnings as we progress toward our annual Adjusted EPS guidance of $3.50. Overall, our tobacco operations and recently acquired Filtration segment bolt-ons are performing well and have several positive trends heading into the second half of the year; however, we are experiencing some challenges related to DelStar filtration products used in the oil and mining sectors and start-up delays at DelStar Poland, as well as a weaker than expected Euro."

"Total tobacco paper sales volumes, including our paper JV in China, increased nearly 1% in the second quarter versus the prior year quarter, which we consider an encouraging result. We believe the good performance of LIP volumes relative to smoking attrition was driven in part by share gains with certain customers. While anticipated price reductions on our global LIP contracts with multinational customers continued to pressure 2015 Paper segment results, these were largely offset by favorable mix of products sold and operational improvements during the second quarter, with adjusted operating profit margin up 160 basis points versus last year. Non-tobacco paper sales volumes were down 21.5% due to the intentional reduction in certain filler products, which contributed to the positive mix benefits during the quarter. We expect solid performance in our Paper segment to continue into the second half of 2015."

"Our Reconstituted Tobacco segment sales volumes decreased approximately 5% in the second quarter and were consistent with our expectations. The 27% decline in Reconstituted Tobacco segment Net Sales in the second quarter was largely a function of the weaker Euro. Recon segment Net Sales were down approximately 12% absent currency impacts, with the remainder mainly driven by lower sales volume and negative product mix shifts. Our Chinese Recon JV delivered a very strong second quarter, with a $0.07 EPS contribution, demonstrating the variability we often see in our Recon operations. Looking longer-term, discussions have started with various Recon customers regarding their expected 2016 purchases.  Based upon those discussions, and in part due to the significant availability of low cost natural tobacco filler and continued blend reformulations that favor that filler, we expect our Recon segment sales volumes to decline approximately 10% in 2016 relative to the 2015 plan, with weakness in sales volumes potentially continuing through 2017.  We are working closely with several of our customers in developing RTL for heat-non-burn reduced harm tobacco products, which may provide a longer-term partial offset to this anticipated sales volume decline.  We also are exploring cost reduction opportunities and other sales avenues to help offset the impact of the expected decline."

"Our second quarter Filtration segment results, specifically the 1% organic sales growth, reflected both external factors as well as execution delays, which we are working to address. The acquired healthcare and air filtration businesses performed well and are collectively on track to deliver their expected Adjusted EPS contribution of $0.08 - $0.10. In addition, sales of DelStar's water filtration products remained robust, with another quarter of strong sales growth. However, the recent commodity price volatility pressuring the oil and mining sectors is affecting several of DelStar's key industrial filtration customers, which are showing significant year-over-year declines in orders. This unfavorable trend and the impact of a weaker Euro contributed to an organic sales growth rate below recent trends. Additionally, while we had expected significant sales from our DelStar Poland site during the second quarter, the product qualification processes with respect to the facility's European customers have taken longer than expected, elongating the time frame for the site to turn profitable. The impacts of these challenges are likely to persist into the second half of the year, though we are implementing action plans to provide some offsets."

Mr. Villoutreix concluded, "Regarding our announced management changes earlier this year, while our CFO search remains ongoing, we are pleased to announce that we have added Don Meltzer, the former CEO of Tensar, to lead our diversification businesses as our EVP of Advanced Materials. Tensar is an Atlanta-based producer of extruded plastic rolled-goods regarded for its leading position in its core niche technologies. We view this addition as one of many key steps in SWM's strategic long-term transformation, and consider Don uniquely suited to make meaningful contributions as both an experienced operator and strategic leader. Under our newly formed management structure, Advanced Materials will include the Filtration segment, the Advanced Fibers and Materials business, and future potential non-tobacco acquisitions."

Second Quarter 2015 Financial Results

Net Sales were $181.9 million in the quarter ended June 30, 2015, versus $203.6 million in the prior year quarter, down 10.7%. The December 2014 Filtration segment acquisitions contributed $8.1 million of Net Sales and unfavorable currency translation resulted in an approximately $21.8 million negative Net Sales impact. Second quarter Paper segment Net Sales were down 14.1% compared to the prior year quarter, or 2.4% absent the Euro decline, as favorable shifts in mix of products sold more than offset lower pricing. The Reconstituted Tobacco segment's second quarter Net Sales decreased 26.9% compared to the prior year quarter; however, Net Sales would have been down 12.3% absent the Euro decline, with lower sales volumes and unfavorable mix contributing the remainder of the decline. The Filtration segment contributed $40.6 million in Net Sales in the second quarter, up 26.5% compared to the prior year quarter, including the acquisitions. Excluding the acquisitions, second quarter Filtration segment Net Sales would have increased 1.0%.

Operating Profit from Continuing Operations was $24.0 million in the quarter ended June 30, 2015, versus $30.5 million in the prior year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $30.2 million in the quarter ended June 30, 2015, versus $34.5 million in the prior year quarter. Compared to the prior year period, the Company was impacted by $2.6 million from unfavorable net currency movements, LIP pricing concessions, lower volumes and unfavorable mix shifts in the Reconstituted Tobacco segment, and sales declines to oil and mining related Filtration customers, partially offset by profits from acquired businesses, cost reductions, other operating improvements, and a weaker Brazilian Real.

Income from Continuing Operations Per Diluted Share was $0.80 for the second quarter versus $0.81 in the prior year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.97 in the second quarter of 2015, including $0.09 from the sale of water rights at a paper mill, versus $0.91 in the prior year period. The Adjusted Diluted EPS from Continuing Operations excludes restructuring expenses, purchase accounting adjustments related to acquisitions and start-up expenses related to CTS. Income from Continuing Operations was $24.5 million for the quarter ended June 30, 2015, versus $25.0 million in the prior year quarter.

The effective income tax rate for continuing operations for the second quarter of 2015 was 23.0%, up from 20.8% in the second quarter of 2014. The increase in the effective tax rate is primarily attributed to losses at our RTL Philippines entity for which we did not record a tax benefit. The Company continues to expect the effective annual tax rate for 2015 to be in the low 20% range.

2015 Year-to-date Results

Net Sales were $369.9 million in the six months ended June 30, 2015 compared with $408.3 million in the prior-year period, down 9.4%, or 13.2% excluding acquisitions. Absent the impact of currency movements, Net Sales in the six months ended June 30, 2015 would have been up 0.3%, and down 3.5% excluding revenue from the late-2014 acquisitions. The Paper segment’s Net Sales were down 14.9%, or 4.6% absent currency impacts, the Reconstituted Tobacco segment's Net Sales decreased 19.6%, or 5.4% absent currency impacts, and the Filtration segment increased by 27.1% for the six months ended June 30, 2015.

Operating profit from Continuing Operations was $46.5 million in the six months ended June 30, 2015 compared with $63.6 million during the prior-year period. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $58.2 million for the six months ended June 30, 2015 versus $71.8 million in the prior-year period. Compared to the prior year period, the Company was impacted by $6.2 million from unfavorable net currency movements, LIP pricing concessions, lower tobacco paper volumes, unfavorable mix shifts in Recon segment, sales declines to oil and mining related Filtration customers, and growth investments in the Filtration segment, partially offset by profits from acquired businesses, cost reductions, and other operating improvements.

Income from Continuing Operations Per Diluted Share for the six months ended June 30, 2015 was $1.41 versus $1.56 in the prior year period. Year-to-date Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $1.71 versus $1.75 in the prior year period. Income from Continuing Operations was $43.3 million for the six months ended June 30, 2015 versus $48.2 million in the prior year period.

The effective income tax rate for continuing operations for the six months ended June 30, 2015 was 23.5%, down from 25.6% in the prior year period. The lower tax rate reflects a higher concentration of earnings from lower taxed jurisdictions as well as the impact of the Company's global asset realignment, which began reducing the Company's effective tax rate beginning in the second quarter of 2014.

Cash Flow, Debt, and Dividend

Cash provided by operating activities of continuing operations was $55.4 million for the six months ended June 30, 2015, compared with $56.5 million in the prior year quarter. Working Capital outflows were favorable versus the year-ago period, offsetting lower Net Income. Capital spending was $9.1 million during the six months ended June 30, 2015, below the $15.1 million during the six months ended June 30, 2014, and is now expected to be approximately $25 million for 2015, below the previous estimate of $30 million to $35 million.

Debt, net of cash, decreased to $140.4 million on June 30, 2015, compared to $149.8 million at December 31, 2014 due primarily to debt reduction. Additionally, the Euro decline had a significant impact on the Company's Euro-denominated cash balances.

The Company announced that a quarterly cash dividend of $0.38 per share will be payable on September 25, 2015 to stockholders of record on August 28, 2015.

2015 Financial Outlook

The Company previously issued annual guidance of $3.50 for 2015E Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations). Excluded from guidance are non-cash amortization expenses associated with intangible assets and non-cash inventory step-up charges associated with the Filtration segment, restructuring and impairment expenses, and potential transaction costs associated with future acquisitions. The Company now expects capital spending for 2015 to be approximately $25 million, versus the previous expectation of $30 million to $35 million.

Conference Call

SWM will hold a conference call to review second quarter 2015 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, August 6, 2015. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, United Kingdom, France, Russia, Spain, Luxembourg, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2015 guidance and future performance, mergers and acquisitions, future market and EPS trends, future RTL operating profit, sales and volume trends, the timing of customer qualifications at DelStar Poland and associated sales, acquisition synergies, growth prospects, capital spending, the operation and profitability of CTS, currency rates and trends, future cash flows, benefits associated with our global asset realignment, effective tax rates, purchase accounting impacts, LIP pricing, diversification efforts of our Advanced Fiber & Materials group and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key Filtration segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

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Regulatory or enforcement initiatives by regulatory agencies, including the U.S. Food and Drug Administration or other regulatory agencies, relating to regulation of cigars and cigar components or otherwise;

•	New reports as to the effect of smoking on human health or the environment;

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Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro) and on interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry, taxation and the environment;

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The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	Increase in interest rates or the manner in which we finance our debt and future capital needs, including potential acquisitions;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings and or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP intellectual property litigation in Germany and the European Patent Office opposition proceedings;

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Labor activities, including strikes or other disruptions, at our facilities and the impact of new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other U.S. and non-U.S. authorities;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2014 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to the DelStar acquisition, start-up expenses related to CTS, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Frederic Villoutreix
+1-770-569-4283
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Paper	$107.4	$125.1	(14.1)%	$216.0	$253.9	(14.9)%
Reconstituted Tobacco	33.9	46.4	(26.9)	72.8	90.6	(19.6)
Filtration	40.6	32.1	26.5	81.1	63.8	27.1
Total Consolidated	$181.9	$203.6	(10.7)%	$369.9	$408.3	(9.4)%

Operating Profit (Loss)
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2015	2014	2015	2014	2015	2014	2015	2014
Paper	$20.3	$21.6	18.9%	17.3%	$36.4	$44.1	16.9%	17.4%
Reconstituted Tobacco	5.9	11.7	17.4	25.2	16.8	27.9	23.1	30.8
Filtration	5.3	3.9	13.1	12.1	7.9	4.3	9.7	6.7
Unallocated	(7.5)	(6.7)			(14.6)	(12.7)
Total Consolidated	$24.0	$30.5	13.2%	15.0%	$46.5	$63.6	12.6%	15.6%

Restructuring Expenses and Purchase Accounting Adjustments
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Paper	$—	$—	$—	$—
Reconstituted Tobacco	5.3	3.2	9.1	3.3
Filtration	0.8	0.8	2.3	4.9
Unallocated	0.1	—	0.3	—
Total Consolidated	$6.2	$4.0	$11.7	$8.2

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2015	2014	2015	2014	2015	2014	2015	2014
Paper	$20.3	$21.6	18.9%	17.3%	$36.4	$44.1	16.9%	17.4%
Reconstituted Tobacco	11.2	14.9	33.0	32.1	25.9	31.2	35.6	34.4
Filtration	6.1	4.7	15.0	14.6	10.2	9.2	12.6	14.4
Unallocated	(7.4)	(6.7)			(14.3)	(12.7)
Total Consolidated	$30.2	$34.5	16.6%	16.9%	$58.2	$71.8	15.7%	17.6%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating profit from continuing operations	$24.0	$30.5	$46.5	$63.6
Plus: Restructuring expense	5.2	3.2	9.2	3.3
Plus: Purchase accounting adjustments	1.0	0.8	2.5	4.9
Adjusted Operating Profit from Continuing Operations	$30.2	$34.5	$58.2	$71.8

Income from continuing operations	$24.5	$25.0	$43.3	$48.2
Plus: Restructuring expense, net of tax	4.5	2.0	7.2	2.1
Plus: Purchase accounting adjustments, net of tax	0.7	0.5	1.7	3.0
Plus: CTS start-up expenses	—	0.7	—	1.0
Adjusted Income from Continuing Operations	$29.7	$28.2	$52.2	$54.3

Income per share - diluted	$0.76	$0.81	$1.37	$1.56
Plus: Loss per share from discontinued operations	(0.04)	—	(0.04)	—
Income from continuing operations per diluted share	0.80	0.81	1.41	1.56
Plus: Restructuring expense, net of tax, per share	0.15	0.07	0.24	0.07
Plus: Purchase accounting adjustments, net of tax, per share	0.02	0.01	0.06	0.09
Plus: CTS start-up expenses per share	—	0.02	—	0.03
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.97	$0.91	$1.71	$1.75

Income from continuing operations	$24.5	$25.0	$43.3	$48.2
Plus: Interest expense	1.9	2.1	3.6	3.6
Plus: Income tax provision	6.5	6.5	12.0	16.3
Plus: Depreciation & amortization	9.8	10.5	19.5	23.6
Plus: Restructuring expense	5.2	3.2	9.2	3.3
Plus: CTS start-up expenses	—	0.7	—	1.0
Adjusted EBITDA from Continuing Operations	$47.9	$48.0	$87.6	$96.0

Cash provided by operating activities of continuing operations	$44.2	$37.9	$55.4	$56.5
Less: Capital spending	(3.9)	(7.0)	(9.1)	(15.1)
Less: Capitalized software costs	(0.3)	(0.1)	(0.5)	(0.2)
Free Cash Flow from Continuing Operations	$40.0	$30.8	$45.8	$41.2

			June 30, 2015	December 31, 2014

Total Debt			$398.1	$440.1
Less: Cash			257.7	290.3
Net Debt			$140.4	$149.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2015 GUIDANCE FROM CONTINUING OPERATIONS

2015E
2015E Diluted Earnings Per Share from Continuing Operations	$3.17
Plus: Restructuring/Impairment expense per share	0.23
Plus: Purchase accounting intangible asset amortization per share	0.09
Plus: Purchase accounting inventory step-up amortization per share	0.01
2015E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.50

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.